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                                                                     EXHIBIT 3.4

                 AMENDMENT TO BYLAWS OF SKYNET HOLDINGS, INC.

                               NOVEMBER 2, 1999

     Pursuant to the action of the Board of Directors of SkyNet Holdings, Inc. taken on November 2, 1999, the Bylaws of the Corporation were amended to amend
Section 3.2 thereof to read as follows:

     3.2  Number; Election and Tenure.
          ---------------------------

          The number of directors which shall constitute the whole Board shall be determined by resolution of the Board of Directors. The first Board shall consist of one (1) director. Thereafter, the number of directors shall be determined by resolution of the Board of Directors but shall not exceed seven (7). The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.



                                        ___________________________________
                                        Secretary